UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2022

KINETIK HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38048	81-4675947
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Post Oak Blvd., Suite 300

Houston, Texas 77056

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 621-7330

Altus Midstream Company

One Post Oak Central, 2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value	KNTK	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On February 22, 2022 (the “Closing Date”), Kinetik Holdings Inc., a Delaware corporation (formerly known as Altus Midstream Company) (the “Company”), consummated the previously announced business combination transactions contemplated by the Contribution Agreement, dated as of October 21, 2021 (the “Contribution Agreement”), by and among the Company, Altus Midstream LP, a Delaware limited partnership (the “Partnership”), New BCP Raptor Holdco, LLC, a Delaware limited liability company (“Contributor”), and solely for the purposes set forth therein, BCP Raptor Holdco, LP, a Delaware limited partnership (“BCP”). The transactions contemplated by the Contribution Agreement are referred to herein as the “Transaction.”

Pursuant to the Contribution Agreement, in connection with the closing of the Transaction (the “Closing”), (i) Contributor contributed all of the equity interests of BCP and BCP Raptor Holdco GP, LLC, a Delaware limited liability company and the general partner of BCP (“BCP GP” and, together with BCP, the “Contributed Entities”), to the Partnership; and (ii) in exchange for such contribution, the Partnership issued 50,000,000 common units representing limited partner interests in the Partnership (“Common Units”) and the Company issued 50,000,000 shares of the Company’s Class C common stock, par value $0.0001 per share (“Class C Common Stock”), to Contributor.

The Company’s stockholders immediately prior to the Closing continue to hold their shares of the Company’s Class A Common Stock, par value $0.0001 per share (together with the Company’s Class C Common Stock, “Common Stock”). As a result of the Transaction, immediately following the Closing (i) Contributor owns approximately 75% of the issued and outstanding Common Stock, (ii) Apache Midstream LLC, a Delaware limited liability company (“Apache Midstream”), owns approximately 20% of the issued and outstanding Common Stock, and (iii) the Company’s remaining stockholders own approximately 5% of the issued and outstanding Common Stock. Following the Closing, there were approximately 66.2 million total shares of Common Stock outstanding.

In connection with the Closing, the Company changed its name from “Altus Midstream Company” to “Kinetik Holdings Inc.” Unless the context otherwise requires, “ALTM” refers to the registrant prior to the Closing and “we,” “us,” “our,” and the “Company” refer to the registrant and its subsidiaries following the Closing.

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Stockholders Agreement

On the Closing Date, the Amended and Restated Stockholders Agreement (as amended and restated, the “Stockholders Agreement”), dated as of October 21, 2021, by and among APA Corporation, a Delaware corporation (“APA Corporation”), Apache Midstream, the Company, Contributor, BCP Raptor Aggregator, LP, a Delaware limited partnership, a controlled affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P., and a former owner of BCP (“BX Aggregator”), BX Permian Pipeline Aggregator LP, a Delaware limited partnership, a controlled affiliate of Blackstone Capital Partners VII L.P. and Blackstone Energy Partners II L.P., and a former owner of BCP (“BX Permian” and, together with BX Aggregator, the “BX Holders”), Buzzard Midstream LLC, a Delaware limited liability company, a controlled affiliate of ISQ Global Infrastructure Fund II L.P., and a former owner of BCP (“ISQ”), and for the limited purposes set forth therein, BCP, became effective as a result of the Closing. The Stockholders Agreement amends and replaces the existing Stockholders Agreement, dated as of November 9, 2018, among ALTM, Kayne Anderson Sponsor, LLC, and Apache Midstream.

Pursuant to the Stockholders Agreement, Apache Midstream, BX Aggregator, and ISQ are each entitled to designate directors to the Company’s Board of Directors (the “Board”) as follows:

•	Apache Midstream will have the right to designate to the Board one director for so long as Apache Midstream and its affiliates beneficially own 10% or more of the outstanding shares of Common Stock;

•

ISQ will have the right to designate to the Board (i) two directors for so long as ISQ and its affiliates beneficially own 20% or more of the outstanding shares of Common Stock; and (ii) one director for so long as ISQ and its affiliates beneficially own 10% or more (but less than 20%) of the outstanding shares of Common Stock; and

•

BX Aggregator will have the right to designate to the Board (i) three directors for so long as BX Aggregator and its affiliates beneficially own 30% or more of the outstanding shares of Common Stock; (ii) two directors for so long as BX Aggregator and its affiliates beneficially own 20% or more (but less than 30%) of the outstanding shares of Common Stock; and (iii) one director for so long as BX Aggregator and its affiliates beneficially own 10% or more (but less than 20%) of the outstanding shares of Common Stock.

In addition, the Stockholders Agreement provides BX Aggregator with the right to designate one of its director designees as the non-executive chairperson of the Board until the earlier of December 31, 2024 and such time as BX Aggregator and its affiliates are no longer entitled to designate directors under the Stockholders Agreement. The Stockholders Agreement also provided each of Apache Midstream and BX Aggregator the one-time right to designate to the Board, solely as of the Closing Date, two independent directors to the Board.

Pursuant to the Stockholders Agreement, each of APA Corporation, Apache Midstream, Contributor, the BX Holders, and ISQ have agreed to certain lockup and transfer restrictions for a period of 12 months following Closing, subject to certain limited exceptions, including Apache Midstream’s ability to engage in certain permitted offerings up until the end of the 90-day period following the Closing Date pursuant to the Registration Rights Agreement (as defined below).

The Stockholders Agreement also contains certain restrictions on the ability of the Company to reduce, delay, or discontinue a dividend of $1.50 per share of Class A Common Stock per quarter, commencing on the Closing Date and ending on December 31, 2023, without the prior written consent of the parties entitled to designate a director thereunder, subject to compliance with the Company’s governing documents and applicable provisions of law, regulation, legal duty (including fiduciary duty) or requirement, or rule of the primary national securities exchange on which the shares of Class A Common Stock are then listed for trading.

Finally, the Stockholders Agreement also provides that any Covered Related Party Transaction (as defined in the Stockholders Agreement) following Closing requires the prior approval of 66% or more of the disinterested directors on the Board, as determined by the Board.

The Stockholders Agreement terminates automatically as to a party upon the later of (i) twelve months following the Closing Date and (ii) when such party (including such party’s affiliates) ceases to beneficially own at least 10% of the outstanding shares of Common Stock.

A description of the Stockholders Agreement is included in ALTM’s definitive Proxy Statement, dated January 12, 2022 (the “Proxy Statement”), relating to the special meeting of ALTM’s stockholders held on February 10, 2022, in the section entitled “Proposal No. 1—The Share Issuance Proposal—The Contribution Agreement and Other Transaction Agreements—Amended and Restated Stockholders Agreement,” which is incorporated herein by reference. The foregoing description of the Stockholders Agreement is a summary only and is qualified in its entirety by reference to the full text of the Stockholders Agreement, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Second Amended and Restated Registration Rights Agreement

In connection with the Closing, on the Closing Date, the Company entered into a Second Amended and Restated Registration Rights Agreement (as amended and restated, the “Registration Rights Agreement”) with Apache Midstream, the BX Holders, ISQ, and Contributor (collectively, with their respective permitted transferees, the “Principal Holders”) and certain individual holders party thereto (the “Existing Holders” and, together with the Principal Holders, the “Holders”).

The Registration Rights Agreement amended and restated the existing Amended and Restated Registration Rights Agreement, dated November 9, 2018, among ALTM, Kayne Anderson Sponsor, LLC, and Apache Midstream, and will require the Company to register for resale (i) the private placement warrants (including any shares of Class A Common Stock issued or issuable upon the exercise of such private placement warrants) held by any Existing Holders, (ii) any outstanding shares of Class A Common Stock or any other equity security (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company owned by any Holder as of the date of the Registration Rights Agreement, (iii) the shares of Class A Common Stock issued or issuable upon the redemption or exchange of any Common Units and Class C Common Stock owned by any Holder, in each case in accordance with the terms of the Partnership’s partnership agreement, (iv) any shares of Class A Common Stock issued or issuable upon the exercise of any warrants held by Apache Midstream, (v) any other equity security of the Company issued or issuable with respect to any registrable security by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or reorganization, (vi) the shares of Common Stock, if any, issued to Apache Midstream in connection with the earn-out consideration pursuant to the Contribution Agreement dated August 8, 2018 among ALTM, the Partnership, Apache Midstream, and the other parties thereto, and (vii) any shares of Class A Common Stock issued to any Holder in connection with the Reinvestment Agreement (as defined below).

A description of the Registration Rights Agreement is included in the Proxy Statement in the section entitled “Proposal No. 1—The Share Issuance Proposal—The Contribution Agreement and Other Transaction Agreements—Second Amended and Restated Registration Rights Agreement,” which is incorporated herein by reference. The foregoing description of the Registration Rights Agreement is a summary only and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is attached as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Third Amended and Restated Agreement of Limited Partnership of the Partnership

On the Closing Date, the Third Amended and Restated Agreement of Limited Partnership of the Partnership (as amended and restated, the “Partnership LPA”), dated as of October 21, 2021, became effective as a result of the Closing of the Transaction. The Partnership LPA provides for, among other things, the admission of Contributor as a limited partner thereunder, updates to certain tax-related provisions, and the amendment of certain provisions relating to the Series A Preferred Units of the Partnership (“Series A Preferred Units”).

The Partnership LPA provides for mandatory redemptions by the Partnership of 50,000 Series A Preferred Units at or prior to each of the six-, twelve- and eighteen-month anniversaries of the effectiveness of the Partnership LPA, for an aggregate of 150,000 Series A Preferred Units over such eighteen-month period. The foregoing scheduled mandatory redemptions of Series A Preferred Units will be made on a pro rata basis from the holders thereof and are in addition to the pro rata redemption of 100,000 Series A Preferred Units that the Partnership consummated on the Closing Date in accordance with that certain Waiver and Consent Agreement entered into with certain holders of Series A Preferred Units on October 21, 2021.

The Partnership LPA also provides the Partnership with an option to redeem Series A Preferred Units so long as at least 25,000 Series A Preferred Units are redeemed in such redemption, without any dollar-value threshold. In addition, the Partnership LPA increases the Series A Distribution Rate (as defined therein) from 7% to 10% effective the first quarter following December 31, 2023, rather than the quarter ending June 30, 2024, increases the IRR (as defined therein) applicable to the Series A Redemption Price (as defined therein) from 11.5% to 15% effective January 1, 2024, and permits distributions, redemptions or repurchases on Series A Junior Securities (as defined therein) to the extent they are solely attributable to cash from ordinary course operations and so long as the Total Leverage Ratio (as defined therein) (after giving pro forma effect to such distribution, redemption or repurchase) is (i) less than or equal to 4.5x for distributions, redemptions or repurchases occurring prior to January 1, 2024 and (ii) less than or equal to 4.0x for distributions, redemptions or repurchases occurring on or after January 1, 2024 (provided, however, that the Series A Preferred Units (and any accrued but unpaid distributions thereon) are treated as debt solely for the purpose of calculating the Total Leverage Ratio for distributions, redemptions or repurchases occurring on or after January 1, 2024).

The foregoing description of the Partnership LPA is a summary only and is qualified in its entirety by reference to the Partnership LPA, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Dividend and Distribution Reinvestment Agreement

In connection with the Closing, on the Closing Date, the Company entered into a Dividend and Distribution Reinvestment Agreement (the “Reinvestment Agreement”) with the Partnership, APA Corporation, Apache Midstream, ISQ, the BX Holders, Contributor, and certain other individuals associated with Contributor (collectively, the “Reinvestment Holders”).

The Reinvestment Agreement obligates each Reinvestment Holder to reinvest in shares of Class A Common Stock at least 20% of all distributions on Common Units or dividends on shares of Class A Common Stock held by such Reinvestment Holder immediately after the Closing, including shares of Class A Common Stock received at a later date in exchange for Common Units held immediately after Closing. The Reinvestment Agreement provides the audit committee of the Board with the authority to at any time increase the percentage of the mandatory dividend reinvestment to up to 100% of such distributions or dividends or decrease such percentage to not less than 20%. The mandatory obligations of each Reinvestment Holder will continue from Closing until the earliest of (i) March 31, 2024, (ii) the date dividends and distributions are paid by the Company and the Partnership, respectively, in respect of the quarter ending December 31, 2023, and (iii) such other date determined by the audit committee of the Board. All shares of Class A Common Stock issued pursuant to the Dividend and Distribution Reinvestment Agreement will be issued at a 3% discount to the volume-weighted average price of the Class A Common Stock for the five trading days immediately preceding, but excluding, the dividend or distribution payment date.

The Reinvestment Agreement also provides an obligation for the Company to establish a dividend reinvestment plan that provides all other holders of Class A Common Stock the optional right to reinvest all or part of any dividends on shares of Class A Common Stock held by such holder on substantially the same terms as the Reinvestment Holders.

The foregoing description of the Reinvestment Agreement is a summary only and is qualified in its entirety by reference to the Reinvestment Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Limited Waiver and Third Amendment to the Partnership’s Credit Agreement

On the Closing Date, in connection with the Closing of the Transaction, the Limited Waiver and Third Amendment to Credit Agreement, dated as of October 15, 2021, among the Partnership, as borrower, the lenders party thereto (the “Lenders”), the issuing banks party thereto (the “Issuing Banks”), JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and the other agents party thereto (the “Limited Waiver and Third Amendment”), which amends that certain Credit Agreement, dated as of November 9, 2018, among such parties (as previously amended, the “Credit Agreement”), became effective.

Pursuant to the Limited Waiver and Third Amendment, the Administrative Agent, the Lenders, and Issuing Banks waived the change-in-control default under the Credit Agreement that would have otherwise occurred upon consummation of the Transaction. In addition, the Limited Waiver and Third Amendment amends certain provisions of the Credit Agreement, including replacing the existing change-in-control event of default with a provision that would be triggered in the event that any person or group of persons (with the meaning of Section 13 or 14 of the Exchange Act of 1934, as amended (the “Exchange Act”)) (other than an “Existing Owner”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act) of more than 50% of the outstanding common equity of the Partnership. For purposes of this provision, “Existing Owner” means any person that directly or indirectly owns 10% or more of the Partnership’s outstanding common equity upon consummation of the Transaction and thereafter continuously owns, directly or indirectly, at least 10% of the Partnership’s outstanding common equity.

The foregoing description of the Limited Waiver and Third Amendment is a summary only and is qualified in its entirety by reference to the Limited Waiver and Third Amendment, a copy of which is attached as Exhibit 10.7 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Construction, Operations, and Maintenance Agreement

On the Closing Date, in connection with the Transaction, (i) the Construction, Operations, and Maintenance Agreement, dated as of November 9, 2018, by and between Apache Corporation and ALTM (the “COMA”), and (ii) the April 23, 2019 letter from Apache Corporation to ALTM regarding Waiver of Direct General and Administrative costs under the COMA (the “G&A Costs Waiver”), were each terminated.

The foregoing description of the COMA and the G&A Costs Waiver is not complete and is qualified in its entirety by reference to the full text of the COMA and the G&A Costs Waiver, copies of which are filed as Exhibit 10.3 to ALTM’s Current Report on Form 8-K filed with the SEC on November 13, 2018, and Exhibit 10.1 to ALTM’s Quarterly Report on Form 10-Q filed with the SEC on May 2, 2019, respectively.

License Agreements

On the Closing Date, (i) the Trademark License Agreement, dated as of November 9, 2018, by and between Apache Corporation and the Partnership, and (ii) the Trademark License Agreement, dated as of November 9, 2018, by and between Apache Corporation and ALTM (collectively, the “License Agreements”), each terminated automatically as a result of the Transaction. The trademarks licensed to the Partnership and ALTM pursuant to the License Agreements were assigned by Apache Corporation to ALTM on February 10, 2022 in connection with the Transaction.

The foregoing description of the License Agreements is not complete and is qualified in its entirety by reference to the full text of License Agreements, copies of which are filed as Exhibit 10.6 and 10.7 to ALTM’s Current Report on Form 8-K filed with the SEC on November 13, 2018.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the Introductory Note is incorporated into this Item 2.01 by reference.

On the Closing Date, the Company completed the Transaction. At the Closing, pursuant to the Contribution Agreement, Contributor contributed all of the equity interests of the Contributed Entities to the Partnership in exchange for 50,000,000 Common Units and 50,000,000 shares of Class C Common Stock. As a result of the Transaction, the Contributed Entities are wholly owned subsidiaries of the Partnership.

In connection with the Transaction, pursuant to the Waiver and Consent Agreement dated October 21, 2021 among the Partnership and the requisite holders of Series A Preferred Units, on the Closing Date the Company redeemed for cash 100,000 Series A Preferred Units for the redemption price calculated in accordance with the Partnership

LPA, in an amount equal to approximately $120,072,000 in the aggregate. In addition, in connection with the Transaction and pursuant to the Series A Waiver and Consent Agreement, on the Closing Date the Partnership paid a consent fee of $2,625,000 to the holders of Series A Preferred Units.

The foregoing description of the Contribution Agreement and the Transaction is a summary only and is subject to, and qualified in its entirety by reference to, the full text of the Contribution Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by ALTM with the SEC on October 21, 2021.

Item 2.02.	Results of Operations and Financial Condition.

On February 23, 2022, the Company issued a press release providing financial guidance for 2022. On February 24, 2022, the Company hosted a conference call to discuss, among other things, the financial guidance for 2022. Copies of the press release and the transcript are attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 2.02 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K under Item 2.02 and set forth in the attached Exhibit 99.1 and Exhibit 99.2 is deemed to be “furnished” solely pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Upon consummation of the Transaction, BCP and its subsidiaries became subsidiaries of the Company and, therefore, the financial obligations of such subsidiaries arising from the below described agreements are financial obligations of the Company and its consolidated subsidiaries.

2017 Credit Facility

On June 22, 2017, BCP entered into a credit agreement with its lenders and with Jefferies Finance LLC, as administrative agent, for a term loan in and initial aggregate principal amount of $1.25 billion with a tenor of seven years, maturing on June 22, 2024. Fixed principal payments equal to 0.25% of the initial principal amount are required to be paid quarterly. Interest is paid on the term loan periodically at a rate equal to 4.25% plus LIBOR subject to a floor of 1%.

In addition, contemporaneously with the credit agreement described above, BCP entered into a super-priority revolving credit agreement with its lenders and with Jefferies Finance LLC, as administrative agent, in an initial aggregate principal amount of $100.0 million that is expandable up to $125.0 million with a tenor of five years, maturing on June 22, 2022. On January 16, 2020, BCP entered into an amendment to its revolving credit agreement providing for $25.0 million in incremental commitments, thereby increasing the aggregate revolving credit commitments of all lenders to $125.0 million. On January 4, 2021, BCP entered into an amendment to the $125.0 million revolving credit agreement extending the maturity date from June 22, 2022 to November 3, 2023.

Interest is paid on the revolver periodically at a rate equal to LIBOR (0% floor) plus 4%, which decreases to LIBOR (0% floor) plus 3.7% when BCP’s consolidated net leverage ratio is no greater than 4.50 to 1.00. BCP must pay commitment fees quarterly in an amount equal to 0.50% per annum, which decreases to 0.375% per annum when BCP’s consolidated net leverage is no greater than 4.50 to 1.00, in each case on the unused portion of the commitment.

The obligations arising under the foregoing debt agreements are (a) guaranteed by substantially all of BCP’s wholly-owned domestic subsidiaries and its direct parent company and (b) secured by first priority liens on substantially all personal property assets of BCP and such guarantors, including by a pledge of the equity issued by BCP and its subsidiaries that are guarantors and on certain material real property owned by BCP and its subsidiaries that are guarantors.

The foregoing debt agreements contain various covenants or restriction provisions that, among other things, require BCP to comply with cash waterfall requirements and maintain deposit account control agreements on their deposit accounts and limit or restrict BCP’s ability to incur or guarantee additional debt, incur certain liens on assets, dispose of assets, make certain restricted payments, change the nature of the business, engage in fundamental changes, make investments, prepay subordinated debt, enter into burdensome agreements or enter into certain restricted transactions with affiliates above certain thresholds. These debt agreements also contain a financial covenant requiring maintenance of a 1.10 to 1.00 debt service coverage ratio, tested quarterly, and the debt agreement for the super-priority revolving credit facility contains a financial covenant requiring maintenance of a 1.25 to 1.00 super senior leverage ratio, tested quarterly.

2018 Credit Facility

On November 1, 2018, BCP entered into a credit agreement with its lenders and with Barclays Bank PLC, as administrative agent, for a term loan in an initial aggregate principal amount of $690.0 million with a tenor of seven years, maturing on November 3, 2025. Fixed principal payments equal to 0.25% of the initial principal amount are required to be paid quarterly. Interest is paid on the term loan periodically at a rate equal to 4.75% plus LIBOR (0% floor).

In addition, BCP entered into a revolving credit facility in an initial aggregate principal amount of $50.0 million with a tenor of five years, maturing on November 3, 2023. On January 16, 2020, BCP entered into an amendment to the revolving credit agreement that increased the revolving commitment in an aggregate principal amount of $10.0 million, thereby increasing the aggregate revolving credit commitments of all lenders to $60.0 million. Interest is paid on the revolver periodically at a rate equal to LIBOR plus the applicable margin based on our consolidated total leverage ratio, which is between 4.25% and 4.75%. Any unpaid interest and principal are due at maturity. BCP must pay quarterly commitment fees of 0.5% on the unused portion of the commitment, which commenced in September 2019.

The foregoing debt agreements contain various covenants or restriction provisions that, amongst other things limit or restrict BCP’s ability to incur certain liens on assets, property or revenue, engage in certain mergers, dissolutions, investments or acquisitions, incur indebtedness or guarantee debt, make certain dispositions, and enter into certain transactions with subsidiaries or affiliates that exceed a specified threshold. These agreements also contain defined financial covenants, including a debt service coverage ratio.

2019 Credit Facility

On September 18, 2019, BCP entered into a credit agreement with its lenders for a term facility with an initial term commitment of $483.0 million and a conversion date term commitment of $30.2 million and a letter of credit facility up to $32.7 million. On the closing date, $232.1 million was drawn down on the term commitment and additional drawdowns totaling $250.9 million were borrowed over the subsequent months to fund BCP’s capital contributions to Permian Highway Pipeline, LLC (“PHP”). The tenor of the agreement is equal to the earlier of six and two-tenths years from the closing date, or four years after the term conversion date. The term conversion date is essentially the final completion date of the PHP pipeline project, which occurred on March 3, 2021. On March 3, 2021, all conditions of the term conversion were met, and BCP borrowed the additional $30.2 million associated with the conversion date term commitment, which was subsequently distributed to our equity sponsors. Given the establishment of the term conversion date, the maturity of the associated debt is due March 3, 2025 in accordance with the credit agreement.

Fixed principal payments are required to be paid quarterly commencing with the first full quarter ending after the term conversion date, which was June 30, 2021. Interest is paid on the outstanding borrowings monthly at a rate equal to 1.625% plus adjusted LIBOR (subject to a 1% floor) for four years after the closing date and at a rate equal to 1.875% plus adjusted LIBOR (subject to a 1% floor) thereafter.

BCP must also pay quarterly commitment fees of 35% of the applicable margin then in effect on the undrawn portion of the available commitments.

The foregoing debt agreement contains various covenants or restrictive provisions that, amongst other things, limit or restrict BCP’s ability to incur certain liens on assets, make or hold certain new investments, incur or guarantee additional debt, dispose of certain assets, make certain restricted payments, change the nature of the business, or enter into any transactions with affiliates in excess of $5.0 million, all of which BCP is in compliance. The foregoing debt agreement also pledges the equity interests held by BCP in PHP as collateral.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in the Introductory Note, Item 1.01, and Item 2.01, in so far as it relates to the issuance of Common Units and shares of Class C Common Stock and the terms by which such Common Units and shares of Class C Common Stock may be redeemed or exchanged for shares of Class A Common Stock, is incorporated into this Item 3.02 by reference.

In connection with the receipt of the Common Units and shares of Class C Common Stock described in the Introductory Note, 2,650,000 Common Units were redeemed on a one-for-one basis for shares of Class A Common Stock, with those shares being subject to forfeiture back to the Company in certain circumstances (“Restricted Shares”), and a corresponding number of shares of Class C Common Stock were cancelled. The Company agreed that it would re-issue, on a one-for-one basis, shares of Class A Common Stock to the extent Restricted Shares are forfeited (such rights, “Consideration Allocation Rights”, and together with Common Units and Class C Common Stock received at Closing, the “Equity Consideration”). Class A Common Stock will be issued pursuant to Consideration Allocation Rights solely to the extent a corresponding forfeiture of Restricted Shares has occurred. Contributor then distributed the Equity Consideration on a pro rata basis, subject to certain transfer restrictions and, in the case of the shares of Class A Common Stock, forfeiture provisions set forth on the legends thereto.

The issuance of Common Units, shares of Class C Common Stock and Consideration Allocation Rights to Contributor were made in reliance on the exemption from registration requirements under the Securities Act, pursuant to Section 4(a)(2) thereof.

Item 3.03	Material Modification of Rights of Security Holders.

The disclosure set forth in Item 5.03 regarding the Charter and the Bylaws (each as defined in Item 5.03) is incorporated by reference as if fully set forth herein. The descriptions of the Charter and the Bylaws are summaries only and are qualified in their entirety by reference to the full text of the respective documents, copies of which are attached as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 4.01	Change in Registrant’s Certifying Accountant.

In connection with the Closing of the Transaction, the Company engaged KPMG LLP (“KPMG”) as its independent registered public accounting firm effective February 22, 2022. KPMG has served as the independent registered public accounting firm of BCP since 2017.

During the years ended December 31, 2021 and 2020 and through the date of filing this Current Report on Form 8-K, the Company has not, nor has anyone on the Company’s behalf, consulted with KPMG with respect to either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor the Company considered in reaching a decision as to any accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Concurrent with the appointment of KPMG, Ernst & Young LLP (“Ernst & Young”), principal accountant, was dismissed as independent registered public accounting firm of the Company effective February 22, 2022. The decision to change the Company’s independent registered public accounting firm has been approved by the audit committee of the Company’s Board.

The audit report of Ernst & Young on the consolidated balance sheet of the Company as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income (loss), cash flows and changes in equity and noncontrolling interests for the years then ended did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2021 and 2020 and through February 22, 2022 (including any subsequent interim period), there were no (i) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Ernst & Young would have caused them to make reference in connection with their opinion on the subject matter of the disagreement, and (ii) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except for the previously reported material weakness in internal control over financial reporting as disclosed in Part I, Item 4 of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 and as described in Note 1—Summary of Significant Accounting Policies—Revision of Previously Issued Consolidated Financial Statements for Immaterial Adjustment in the Notes to Consolidated Financial Statements set forth in Part I, Item 1 of those Quarterly Reports on Form 10-Q. The Company determined that the material weakness was remediated as of September 30, 2021.

The Company has provided Ernst & Young a copy of the disclosure it is making in this Current Report on Form 8-K and has requested that Ernst & Young furnish it with a letter addressed to the SEC stating whether or not it agrees with the Company’s statements in this Item 4.01. A copy of the letter furnished by Ernst & Young in response to that request, dated February 28, 2022, is attached as Exhibit 16.1 to this Current Report on Form 8-K.

Item 5.01.	Changes in Control of Registrant.

The disclosure set forth in the Introductory Note and Item 1.01 is incorporated by reference into this Item 5.01 by reference.

The consummation of the Transaction resulted in a change in control of the Company. As a result of the Transaction, (i) Contributor or its designees own approximately 75% of the issued and outstanding Common Stock, (ii) Apache Midstream owns approximately 20% of the issued and outstanding Common Stock, and (iii) the Company’s remaining stockholders own approximately 5% of the issued and outstanding Common Stock.

Each of (i) Apache Midstream and APA Corporation, (ii) ISQ, and (iii) the BX Holders entered into separate voting agreements with ALTM, each dated as of October 21, 2021 (each a “voting agreement” and collectively, the “voting agreements”), which voting agreements became effective as of Closing. The voting agreements require each of the stockholders party thereto to cast all votes to which such stockholder is entitled in respect of shares of Common Stock beneficially owned by such stockholder, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board the directors designated by the other stockholder parties pursuant to the stockholders agreement (excluding any independent directors). To the extent there are directors to be selected in addition to the directors designated pursuant to the stockholders agreement, each stockholder is free to vote for its preferred candidate or candidates. The voting agreements also provide that each stockholder may not take action to remove any director designated by another stockholder pursuant to the stockholders agreement (excluding any independent directors). The voting agreements each terminate automatically as to the applicable stockholder upon such stockholder ceasing to beneficially own 10% of the outstanding shares of Common Stock.

The foregoing description of the voting agreements is summary only and is qualified in its entirety by reference to the voting agreements, copies of which are attached as Exhibit 10.4, Exhibit 10.5 and Exhibit 10.6 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 1.01 regarding the Stockholders Agreement is incorporated by reference into this Item 5.02. The description of the Stockholders Agreement is a summary only and is qualified in its entirety by reference to the full text of the Stockholders Agreement, a copy of which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Directors

Effective as of the Closing Date, in connection with the Transaction, Mark Borer, Clay Bretches, Staci L. Burns, Joe C. Frana, Christopher J. Monk, Stephen P. Noe, Robert S. Purgason, and Jon W. Sauer each resigned from the Board. The resignations of Messrs. Borer, Bretches, Frana, Monk, Noe, Purgason, Sauer, and Ms. Burns were not a result of any disagreement with the Company. Effective as of the Closing Date, the Board appointed Elizabeth P. Cordia, David I. Foley, Thomas Lefebvre, John-Paul (JP) Munfa, Joseph Payne, Laura A. Sugg, and Jamie Welch to fill the newly created vacancies on the Board.

As of the Closing Date, the Board consisted of Elizabeth P. Cordia, David I. Foley, D. Mark Leland, Thomas Lefebvre, Kevin S. McCarthy, John-Paul (JP) Munfa, Joseph Payne, Ben C. Rodgers, Laura A. Sugg, Jamie Welch, and one vacancy. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “The Transaction—Directors and Management of Altus Following the Transaction,” which is incorporated herein by reference.

Independence of Directors

The Board has determined that each of D. Mark Leland, Kevin S. McCarthy, Laura A. Sugg, David I. Foley, JP Munfa, Elizabeth P. Cordia, Thomas Lefebvre and Joseph Payne are independent within the meaning of Nasdaq Rule 5605(a)(2) and the rules and regulations of the SEC.

Committees of the Board

As of and immediately following the Closing, the Board appointed the following directors to serve on the following committees:

•	Audit Committee: D. Mark Leland, Laura A. Sugg, Kevin S. McCarthy

•	Compensation Committee: David I. Foley, Laura A. Sugg, Kevin S. McCarthy

•	Corporate Governance and Nominating Committee: Laura A. Sugg, D. Mark Leland, Thomas Lefebvre

•	Conflicts Committee: D. Mark Leland, Laura A. Sugg, Kevin S. McCarthy

Mr. Foley was appointed chairperson of the compensation committee, Mr. Leland was appointed chairperson of the audit committee and the conflicts committee and Ms. Sugg was appointed chairperson of the corporate governance and nominating committee and lead independent director.

Executive Officers

On the Closing Date, in connection with the Transaction, Clay Bretches resigned as the Chief Executive Officer and President of the Company, Ben C. Rodgers resigned as the Chief Financial Officer and Treasurer of the Company, P. Anthony Lannie resigned as the Executive Vice President and General Counsel of the Company, Rebecca A. Hoyt resigned as the Senior Vice President, Chief Accounting Officer, and Controller of the Company, and Stephen P. Noe resigned as the Vice President, Business Development of the Company.

Effective as of the Closing Date, the following individuals were appointed by the Board as executive officers of the Company:

Name	Position

Jamie Welch	Chief Executive Officer, President, Chief Financial Officer

Matthew Wall	EVP, Chief Operating Officer

Steven Stellato	EVP, Chief Accounting and Administrative Operating Officer

Todd Carpenter	General Counsel, Secretary and Chief Compliance Officer

Anne Psencik	Chief Strategy Officer

Biographical information for each of the foregoing individuals is set forth in the Proxy Statement in the section entitled “The Transaction—Directors and Management of Altus Following the Transaction,” which is incorporated herein by reference.

Liquidation of RSU Awards

On the Closing Date, the Board voted to approve the termination and liquidation of all outstanding restricted stock unit awards, which were held by then-current and former members of the Board who were not officers, employees, or non-independent appointees of Apache Midstream, whether vested or unvested, granted under the Altus Midstream Company Restricted Stock Units Plan, dated December 17, 2018 (the “RSU Awards”), contingent upon the Closing of the Transaction. On the Closing Date, the RSU Awards were settled through initiation of payment by the Company to each member of the Board holding such RSU Awards an amount equal to the product of (i) the number of restricted stock units subject to the applicable RSU Award, multiplied by (ii) the closing price of one share of Class A Common Stock on the Closing Date, plus all dividend equivalents accumulated with respect to the applicable RSU Award, plus any amounts due under any other agreements and arrangements aggregated with the RSU Awards.

Indemnification of Directors and Officers

As of the Closing Date, the Company has entered into indemnification agreements with each of its officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The foregoing description of the indemnification agreements is a summary only and is subject to, and qualified in its entirety by reference to, the form of indemnification agreement, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Third Amended and Restated Certificate of Incorporation

On the Closing Date, the Company adopted the Third Amended and Restated Certificate of Incorporation (as amended and restated, the “Charter”) amending the Company’s Second Amended and Restated Articles of Incorporation, to, among other things:

•	provide that stockholders of the Company may act by consent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) in lieu of holding a meeting of the stockholders;

•	revise director removal procedures so that directors on the Board may be removed with or without cause;

•	provide that stockholders of the Company that own at least 10% of the voting power of all then-outstanding shares of the Company’s Common Stock may call a special meeting of the stockholders;

•	revise the corporate opportunities article to modify and clarify the obligations and duties owed by Contributor or its designees and their non-employee directors and affiliates;

•

revise the voting requirements to require the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to amend the corporate opportunities article of the Charter; and

•	change the name of the Company to “Kinetik Holdings Inc.”

The foregoing description of the Charter is a summary only and is qualified in its entirety by reference to the Charter, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Amended and Restated Bylaws

On the Closing Date, the Company amended and restated its bylaws (as amended and restated, the “Bylaws”) to, among other things:

•

provide that any stockholder of the Company that owns at least 10% of the voting power of all then-outstanding shares of the Company’s Common Stock entitled to vote generally in the election of directors may call a special meeting of the stockholders; and

•	provide that the Company’s stockholders may act by written consent in accordance with the DGCL in lieu of holding a meeting of the stockholders.

The foregoing description of the Bylaws is a summary only and is qualified in its entirety by reference to the Bylaws, a copy of which is attached as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.05.	Amendments to Registrant’s Code of Ethics or Waiver of a Provision of the Code of Ethics.

Effective February 22, 2022, the Board adopted a new Code of Conduct (the “Revised Code”). The Revised Code applies to all employees, officers and directors of the Company, as well as to the Company’s agents, representatives and consultants. The Revised Code was adopted to make certain technical, administrative, non-substantive amendments to the prior Code of Business Conduct and Ethics. The adoption of the Revised Code did not relate to or result in any waiver, explicit or implicit, of any provision of the prior Code of Business Conduct and Ethics.

The above description of the Revised Code does not purport to be complete and is qualified in its entirety by reference to the full text of the Revised Code, a copy of which is filed as Exhibit 14.1 hereto and incorporated herein by reference. The Revised Code is also available on the Company’s investor relations website (ir.kinetik.com) under the link “Governance.” The contents of the Company’s website are not incorporated by reference in this Current Report or made a part hereof for any purpose.

Item 7.01.	Regulation FD Disclosure

The information set forth under Item 2.02 is incorporated by reference as if fully set forth herein.

On February 22, 2022, the Company issued a press release announcing the Closing of the Transaction, a copy of which is furnished as Exhibit 99.3 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K under Item 7.01 and set forth in the attached Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3 is deemed to be “furnished” solely pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

In connection with Closing, the Company is providing certain updated disclosures regarding the Company and its business. Such disclosures are set forth in Exhibit 99.7 hereto and are incorporated herein by reference.

On February 22, 2022, the Audit Committee of the Board approved an increase in the percentage of the mandatory dividend reinvestment to 100% of such distributions or dividends received by each Reinvestment Holder.

Item 9.01.	Financial Statements and Exhibits.

(a)     Financial statements of businesses acquired.

The audited consolidated financial statements of BCP as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021, and the related notes to the consolidated financial statements, are set forth in Exhibit 99.4 hereto and are incorporated herein by reference. Also included as Exhibit 99.6 and incorporated herein by reference is the Management’s Discussion and Analysis of Financial Condition and Results of Operations of BCP for the years ended December 31, 2021, 2020 and 2019.

(b)     Pro forma financial information.

The unaudited pro forma condensed consolidated combined financial information of the Company as of and for the year ended December 31, 2021 are set forth in Exhibit 99.5 hereto and are incorporated herein by reference.

(d)    Exhibits.

Exhibit No.	Description

2.1*	Contribution Agreement, dated October 21, 2021, by and among Altus Midstream Company, Altus Midstream LP, New BCP Raptor Holdco, LLC, and BCP Raptor Holdco, LP (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on October 21, 2021).

3.1	Third Amended and Restated Certificate of Incorporation of Kinetik Holdings Inc.

3.2	Amended and Restated Bylaws of Kinetik Holdings Inc.

4.1	Amended and Restated Stockholders Agreement, dated October 21, 2021, by and among APA Corporation, Apache Midstream LLC, Altus Midstream Company, New BCP Raptor Holdco, LLC, Raptor Aggregator, LP, BX Permian Pipeline Aggregator, LP, Buzzard Midstream LLC, and BCP Raptor Holdco, LP.

4.2	Second Amended and Restated Registration Rights Agreement, dated February 22, 2022, by and among Altus Midstream Company, Apache Midstream LLC, Raptor Aggregator, LP, BX Permian Pipeline Aggregator, LP, Buzzard Midstream LLC and the other holders party thereto.

10.1	Third Amended and Restated Agreement of Limited Partnership of Altus Midstream LP, dated as of October 21, 2021.

10.2	Dividend and Distribution Reinvestment Agreement, dated February 22, 2022, by and among Altus Midstream Company, Altus Midstream LP, APA Corporation, Apache Midstream LLC, Buzzard Midstream LLC, Raptor Aggregator, LP, BX Permian Pipeline Aggregator, LP and each of the other parties set forth on the signature pages thereto.

10.3	Form of Indemnification Agreement.

10.4	Voting Agreement, dated October 21, 2021, by and among BCP Raptor Aggregator LP, BX Permian Pipeline Aggregator LP and Altus Midstream Company.

10.5	Voting Agreement, dated October 21, 2021, by and among Buzzard Midstream LLC and Altus Midstream Company.

10.6	Voting Agreement, dated October 21, 2021, by and among APA Corporation, Apache Midstream LLC and Altus Midstream Company.

10.7	Limited Waiver and Third Amendment to Credit Agreement, dated as of October 15, 2021, among Altus Midstream LP, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other agents party thereto.

14.1	Code of Conduct, effective February 22, 2022.

16.1	Letter to the Securities and Exchange Commission from Ernst & Young LLP, dated as of February 28, 2022.

23.1	Consent of KPMG LLP.

99.1	Press Release of Kinetik Holdings Inc., dated February 22, 2022.

99.2	Press Release of Kinetik Holdings Inc., dated February 23, 2022.

99.3	Transcript of Conference Call on February 24, 2022.

99.4	Audited consolidated financial statements of BCP as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021.

99.5	Unaudited pro forma condensed consolidated combined financial statements of Kinetik Holdings Inc. as of and for the year ended December 31, 2021.

99.6	Management’s Discussion and Analysis of Financial Condition and Results of Operations of BCP for the years ended December 31, 2021, 2020 and 2019.

99.7	Information About Kinetik Holdings Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Schedules and exhibits to this exhibit have been omitted, pursuant to Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINETIK HOLDINGS INC.

Date: February 28, 2022

	By:	/s/ Todd Carpenter
Todd Carpenter
General Counsel, Secretary and Chief Compliance Officer